Exhibit 99.1

Applied Molecular Transport Announces Board Appointments

John W. Smither Appointed to its Board of Directors and Named Audit Committee Chair

Graham K. Cooper Named Executive Chair

Helen S. Kim Named Lead Independent Director

SOUTH SAN FRANCISCO, Calif., January 27, 2022 — Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a clinical-stage biopharmaceutical company, today announced the appointment of John W. Smither to its Board of Directors and Chair of its Audit Committee. AMT also announced that current Director, Graham K. Cooper, has been named Executive Chair and current Director, Helen S. Kim, has been named Lead Independent Director.

“We are delighted to have John join AMT’s Board of Directors,” said Tahir Mahmood, Ph.D., chief executive officer and co-founder of AMT. “John is a recognized industry leader whose extensive financial and corporate strategy experience will be instrumental as we anticipate four significant Phase 2 top-line data readouts for oral AMT-101 this year, in addition to advancing our transformative pipeline of novel biological therapeutics.”

Dr. Mahmood continued, “I am also pleased that Graham will be assuming the role of Executive Chair and Helen will be assuming the role of Lead Independent Director. Both Graham and Helen have been invaluable AMT Board members and their tremendous breadth and depth of experience in our space will continue to be critical to the future growth of AMT. I look forward to working alongside Graham as we scale AMT.”

Mr. Smither added, “I am delighted to join the AMT Board of Directors during such a significant year for the company. I look forward to contributing to AMT’s future success and working with the other Board members, as AMT continues to execute on the vision of delivering novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases.”

Mr. Smither most recently served as chief financial officer of Arcutis Biotherapeutics, Inc. Prior to Arcutis, Mr. Smither was chief financial officer for Sienna Biopharmaceuticals. Prior to joining Sienna Biopharmaceuticals, Mr. Smither was interim chief financial officer for Kite Pharma during its integration with Gilead, and prior to that, was chief financial officer at Unity Biotechnology. Earlier, he served as chief financial officer of Kythera Biopharmaceuticals, Inc. until it was acquired by Allergan for $2.1 billion. Mr. Smither also served in various roles at Amgen, including vice president of finance and administration for Amgen’s European Division, head of internal audit, and executive director of corporate accounting. Prior to joining Amgen, he served as an audit partner at Ernst & Young LLP, a public accounting firm. He also served on the Board of Directors and Audit Committee Chairman of Achaogen, Inc., and currently serves on the Board of Directors and Audit Committee Chair of eFFECTOR Therapeutics.

Mr. Smither holds a Bachelor of Science in Business Administration from California State University, Los Angeles. Mr. Smither is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and Financial Executives International.

About AMT-101

AMT-101 is a novel GI-selective, oral fusion of hIL-10 and AMT’s proprietary carrier molecule, currently in development in four Phase 2 clinical trials in inflammatory bowel diseases and rheumatoid arthritis. AMT-101 is designed to cross the intestinal epithelial (IE) barrier with limited entry into the bloodstream, thereby focusing hIL-10 at the primary site of inflammation for UC and potentially avoiding the side effects observed with systemic administration. By design, AMT-101 is actively transported through the IE barrier into the GI tissue, the primary site of inflammation in UC.

About Applied Molecular Transport Inc.

Applied Molecular Transport Inc. is a clinical-stage biopharmaceutical company leveraging its proprietary technology platform to design and develop a pipeline of novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases. AMT’s proprietary technology platform allows it to exploit existing natural cellular trafficking pathways to facilitate the active transport of diverse therapeutic modalities across the intestinal epithelial (IE) barrier. Active transport is an efficient mechanism that uses the cell’s own machinery to transport materials across the IE barrier. AMT believes that its ability to exploit this mechanism is a key differentiator of its approach. AMT is developing additional oral biologic product candidates in patient-friendly oral forms that are designed to either target local intestinal tissue or enter systemic circulation to precisely address the relevant pathophysiology of disease.

AMT’s headquarters, internal GMP manufacturing and lab facilities are located in South San Francisco, CA. For additional information on AMT, please visit www.appliedmt.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding AMT’s technology platform and AMT’s internal manufacturing capabilities, statements regarding the optimization or expansion of our product development plans or the design of future clinical trials, statements regarding the potential of AMT-101, AMT-126, AMT’s respiratory carrier technology or regarding AMT-101 and AMT-126 clinical trials, including the timing of data readouts from such trials and program updates, milestones for such trials, and our ability to replicate past clinical development strategies, statements regarding the potential for AMT’s product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and assumptions regarding the biological mode of action of our product candidates and the potential to avoid side effects with our product candidates. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations Contact:

Andrew Chang

Head, Investor Relations & Corporate Communications

achang@appliedmt.com

Media Contacts:

Alexandra Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com